Exhibit 99.1

CONTACT:    Connie Hamblin                   RELEASE:   April 12, 2006
            (616) 772-1800

              GENTEX ANNOUNCES MANAGEMENT APPOINTMENTS AND CHANGES

         ZEELAND, Michigan, April 12, 2006 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today announced that the Company's Executive Vice President Garth Deur is departing the Company to pursue other opportunities. In addition, effective immediately, the Company's Vice President - Finance and Chief Financial Officer Enoch Jen has been promoted to Senior Vice President and retains the role of Chief Financial Officer. The Company also announced the appointment of Steve Dykman as the Company's Vice President - Finance and Chief Financial Officer, upon Jen's previously announced plan to retire effective January 2, 2007.

         "While we are sad to see Garth leave, we have appreciated his valuable contributions at the Company over the past five years and wish him success in his future endeavors," said Gentex Chairman and Chief Executive Officer Fred Bauer. "We do wish him well."

         "We were, unfortunately, unable to reach a mutually agreeable solution to Garth's short- and long-term compensation requirements, as an integral part of our culture mandates that all team members share in the financial opportunities and sacrifices alike at the Company - just as our shareholders and other employees do."

         In connection with the earlier announcement on February 21, 2006, that Jen had informed the Company of his plans to retire effective January 2, 2007, Steve Dykman, the Company's Treasurer and Director of Accounting and Finance, has been appointed to the position of Vice President-Finance and Chief Financial Officer, effective January 2, 2007. Bauer said that Dykman joined the Company over twelve years ago as Finance and Tax Manager and has steadily assumed increasing responsibilities within the Company.

         "We are pleased that Steve has accepted this key position and look forward to a smooth transition and the continued high quality of accounting and financial reporting at Gentex," said Bauer.

         Dykman graduated from Ferris State University, obtained his CPA Certificate, and worked as Tax Manager at Gantos, Inc. prior to joining the Company.

         Jen is expected to remain at the Company through this management transition.

         A conference call related to this news release will be simulcast live on the Internet beginning at 8:15 a.m (EDST) April 13, 2006. To access that call, go to http://www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

         Founded in 1974, Gentex Corporation (Nasdaq: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 95 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.